Exhibit 99.2

1RT Acquisition Corp. Completes $172,500,000 Initial Public Offering

NEW YORK, NY, July 3, 2025 (GLOBE NEWSWIRE) -- 1RT Acquisition Corp. (the “Company”) announced today the closing of its initial public offering of 17,250,000 units, which includes 2,250,000 units issued pursuant to the exercise by the underwriters of their over-allotment option in full. The offering was priced at $10.00 per unit, resulting in gross proceeds of $172,500,000.

The Company’s units began trading on July 2, 2025 on the Nasdaq Global Market (“Nasdaq”) under the ticker symbol “ONCHU.” Each unit consists of one Class A ordinary share of the Company and one-quarter of one redeemable warrant, with each whole warrant entitling the holder thereof to purchase one Class A ordinary share of the Company at an exercise price of $11.50 per share. Once the securities constituting the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on Nasdaq under the symbols “ONCH” and “ONCHW,” respectively.

Of the proceeds received from the consummation of the initial public offering (including the exercise of the over-allotment option) and a simultaneous private placement of warrants, $172,500,000 (or $10.00 per unit sold in the offering) was placed in trust.

The Company is a blank check company formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Company intends to focus on digital assets and technology-enabled businesses, particularly those in the cryptocurrency, blockchain, and fintech sectors. The Company expects to focus on a target that leverages the extensive digital assets expertise and network of its management team. The Company will pursue completing a business combination with an established business of scale poised for continued growth, led by a highly regarded management team.

The Company’s management team is led by Dan Tapiero, its Chief Executive Officer and Chairman of the Board of Directors (the “Board”), and Joe Majocha, its Chief Financial Officer. The Board also includes Jeffrey Blockinger, Matt Frymier, Jeffrey Nuechterlein and Eric Vincent. The management team brings significant experience in digital assets, cryptocurrency markets, and technology investments.

Cantor Fitzgerald & Co. acted as the sole book-running manager in the offering. Roberts & Ryan, Inc. acted as co-manager of the offering.

A registration statement relating to the securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on July 1, 2025. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and the anticipated use of the net proceeds thereof. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the Company’s offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Company Contact:

1RT Acquisition Corp.

ir@1rtfund.com

Media Contact:

M Group Strategic Communications

1RT@mgroupsc.com